CENTURY CAPITAL MANAGEMENT TRUST

               AMENDED AND RESTATED PLAN PURSUANT TO RULE 18F-3(d)
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


         This Plan relating to Multiple Classes of Shares (the "Plan") has been adopted by Century Capital Management Trust, a registered investment company (the "Trust"), on behalf of each of its series from time to time listed on Exhibit A hereto, severally and not jointly, pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the "1940 Act"), and sets forth the differences in expenses among the classes of shares representing interests in the same portfolio issued by the Trust under a multiple distribution arrangement and the conversion and exchange feature, if any, of each such class of shares (the "Multiple Distribution System").

A.       THE TRUST AND ITS SERIES

         The Trust is an open-end management investment company registered under the 1940 Act, consisting of multiple investment portfolios or series, each of which has separate investment objectives and policies and segregated assets (each a "Fund").

         The Trust, on behalf of each Fund, has entered into an investment advisory agreement with Century Capital Management LLC ("CCM"), pursuant to which CCM, subject to the general supervision of the Board of Trustees of the Trust, provides portfolio management services. The Trust also has entered into a distribution agreement with Foreside Fund Services, LLC ("FFS"), pursuant to which FFS provides certain distribution services.

         Each Fund offers two share classes: Institutional Shares and Investor Shares.

B.       THE MULTIPLE DISTRIBUTION SYSTEM

         Under the Multiple Distribution System, each Fund may provide investors with the option of purchasing shares: (1) with a distribution and service fee pursuant to a Rule 12b-1 Plan ("Investor Shares"), or (2) without a distribution and service fee pursuant to a Rule 12b-1 Plan ("Institutional Shares"). Each Fund may, from time to time, create one or more additional classes of shares, the terms of which may differ from the Investor Shares and Institutional Shares described below.

         1. Each class of shares will represent interests in the same portfolio of investment of the Fund, and be identical in all respects to each other class, except as follows. The only differences among the various classes of shares of the Fund will relate solely to: (a) different distribution and service fee payments associated with any Rule 12b-1 Plan for a particular class of shares ("Rule 12b-1 Fees") and any other costs relating to implementing or amending such Rule 12b-1 Plan (including obtaining shareholder approval of such Rule 12b-1 Plan or any amendment thereto) which will be borne solely by shareholders of such class; (b) different service fees; (c) different minimum investment amounts and other conditions of eligibility as are set forth in the Trust's Prospectus and Statement of Additional Information (the "Prospectus"), as

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amended from time to time; (d) the bearing by each class of expenses (not including advisory fees or custodial fees or other expenses related to the management of the Fund's assets) attributable solely to that class; (e) separate voting rights on any matter submitted to shareholders in which interests of one class differ from the interests of another class, and exclusive voting rights on any matter submitted to shareholders that relates solely to that class (e.g., voting rights related to any Rule 12b-1 Plan affecting a specific class); (f) different conversion features; (g) separate exchange privileges; and (h) different class names and designations.

         2. Income, realized and unrealized capital gains and losses and expenses not attributable to a particular class shall be allocated to each class of the Fund based on the net assets of that class in relation to the net assets of the Fund.

         3. CCM, FFS or any other provider of services to the Trust may choose to waive or reimburse Rule 12b-1 Fees, shareholder service fees or other expenses attributable to a particular class on a voluntary or temporary basis.

         4. An investor's Institutional Shares may be converted to Investor Shares if the investor is no longer eligible to participate in the Institutional Shares class because the investor does not meet the eligibility requirements described in the Prospectus. Any such conversion will be preceded by notice to the investor of the proposed conversion and will be effected on the basis of the relative net asset values of the two classes without the imposition of any sales load, fee or other charge.

         5. Any conversion of shares of one class to shares of another class is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under federal tax law.

         6. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act. Shares of one class may not generally be exchanged for shares of another class. A Fund may modify or terminate the exchange privilege at any time without prior notice.

         7. This Plan will continue in effect indefinitely unless terminated or amended as provided herein. The Plan may be terminated at any time by a vote of a majority of the Trustees who are not "interested persons" of the Trust ("Non-Interested Trustees") or by a vote of the holders of a majority of the outstanding voting securities of the Trust. No material amendment may be made to this Plan without the approval of a majority of the Trustees, including a majority of the Non-Interested Trustees, after a finding that the Plan, including the expense allocation, is in the best interests of each class of shares individually and each Fund as a whole.

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                                                                       EXHIBIT A



The Series of Century Capital Management Trust are as follows:

         Century Shares Trust
         Century Small Cap Select Fund


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